                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-89355
PROSPECTUS

                        [LOGO OF BIOTECH HOLDERs](SM)

                       1,000,000,000 Depositary Receipts
                           Biotech HOLDRs(SM) Trust

      The Biotech HOLDRsSM Trust will issue Depositary Receipts called Biotech HOLDRs(SM) representing your undivided beneficial ownership in the common stock of a group of 20 specified companies that are involved in various segments of the biotechnology industry. The Bank of New York will be the trustee. You only may acquire, hold or transfer Biotech HOLDRs in a round-lot amount of 100 Biotech HOLDRs or round-lot multiples. Biotech HOLDRs are separate from the underlying deposited common stocks that are represented by the Biotech HOLDRs. For a list of the names and the number of shares of the companies that make up a Biotech HOLDRs, see "Highlights of Biotech HOLDRs--The Biotech HOLDRs" starting on page 8. Merrill Lynch, Pierce, Fenner & Smith Incorporated has sold 4,500,000 Biotech HOLDRs in the initial distribution. The trust will issue the additional Biotech HOLDRs on a continuous basis after the initial distribution.

      Investing in Biotech HOLDRs involves significant risks. See "Risk factors" starting on page 4.

      The initial public offering price for a round-lot of 100 Biotech HOLDRs equals the sum of the closing market price on November 22, 1999 for each deposited share multiplied by the share amount specified in this prospectus, plus an underwriting fee.

      Biotech HOLDRs are neither interests in nor obligations of either the initial depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or The Bank of New York, as trustee.

      Prior to this issuance, there has been no public market for Biotech HOLDRs. The Biotech HOLDRs have been approved for listing on the American Stock Exchange under the symbol "BBH," subject to official notice of issuance.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                           Initial
                                                           Price to Underwriting
                                                           Public*      Fee
                                                           -------- ------------
     Per Biotech HOLDR.................................... $109.18       2%

    --------
    * Includes underwriting fee.

    For purchases of Biotech HOLDRs in excess of 10,000 Biotech HOLDRs, the underwriting fee will be 1%.

                               ----------------

                              Merrill Lynch & Co.
                               ----------------

               The date of this prospectus is November 22, 1999.

"HOLDRs" and "HOLding Company Depositary Receipts" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   3
Risk factors...............................................................   4
Highlights of Biotech HOLDRs...............................................   8
The trust..................................................................  14
Description of Biotech HOLDRs..............................................  14
Description of the underlying securities...................................  15
Description of the depositary trust agreement..............................  17
Federal income tax consequences............................................  20
ERISA considerations.......................................................  21
Plan of distribution.......................................................  21
Year 2000..................................................................  22
Legal matters..............................................................  23
Where you can find more information........................................  23

                               ----------------

      This prospectus contains information you should consider when making your investment decision. With respect to information about Biotech HOLDRs, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell Biotech HOLDRs in any jurisdiction where the offer or sale is not permitted.

                                    SUMMARY

     The Biotech HOLDRs trust will be formed under the depositary trust agreement, dated as of November 18, 1999 among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Biotech HOLDRs. The trust is not a registered investment company under the Investment Company Act of 1940.

     The trust will hold shares of common stock issued by 20 specified companies generally considered to be involved in various segments of the biotechnology industry. The number of shares of each common stock held by the trust with respect to each round-lot of Biotech HOLDRs is specified under "Highlights of Biotech HOLDRs--The Biotech HOLDRs." This group of common stocks is referred to as the underlying securities. Except when a reconstitution event occurs, the underlying securities will not change.

     Under no circumstances will a new company be added to the group of issuers of underlying securities.

     The trust will issue Biotech HOLDRs that represent your undivided beneficial ownership interest in the shares of common stock held by the trust on your behalf. The Biotech HOLDRs are separate from the underlying common stocks that are represented by the Biotech HOLDRs.

                                  RISK FACTORS

      An investment in Biotech HOLDRs involves risks similar to investing in each of the underlying securities outside of the Biotech HOLDRs, including the risks associated with concentrated investments in the biotechnology industry.

General Risk Factors

     . Loss of investment. Because the value of Biotech HOLDRs directly relates to the value of the underlying securities, you may lose all or a substantial portion of your investment in the Biotech HOLDRs if the underlying securities decline in value.

     . Discount trading price. Biotech HOLDRs may trade at a discount to the aggregate value of the underlying securities.

     . Not necessarily representative of the biotechnology industry. While the underlying securities are common stocks of companies generally considered to be involved in various segments of the biotechnology industry, the underlying securities and the Biotech HOLDRs may not necessarily follow the price movements of the entire biotechnology industry generally. If the underlying securities decline in value, your investment in the Biotech HOLDRs will decline in value even if common stock prices in the biotechnology industry generally increase in value. Furthermore, after the initial deposit, one or more of the issuers of the underlying securities may no longer be involved in the biotechnology industry. In this case, the Biotech HOLDRs may no longer consist of securities issued only by companies involved in the biotechnology industry.

     . No investigation of underlying securities. The underlying securities included in the Biotech HOLDRs were selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated based on the market capitalization of issuers and the market liquidity of common stocks in the biotechnology industry, without regard for the value, price performance, volatility or investment merit of the underlying securities. The Biotech HOLDRs trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their affiliates, have not performed any investigation or review of the selected companies, including the public filings by the companies. Investors and market participants should not conclude that the inclusion of a company is any form of investment recommendation by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their affiliates.

     . Loss of diversification. As a result of business developments, reorganizations, or market fluctuations affecting issuers of the underlying securities, Biotech HOLDRs may not necessarily continue to be a diversified investment in the biotechnology industry. As a result of market fluctuation and/or reconstitution events, Biotech HOLDRs may represent a concentrated investment in one or more of the underlying securities which would reduce investment diversification and increase your exposure to the risks of concentrated investments.

     . Conflicting investment choices. In order to sell one or more of the underlying securities individually or to participate in a tender offer relating to one or more of the underlying securities, you will be required to cancel your Biotech HOLDRs and receive delivery of each of the underlying securities. The cancellation of your Biotech HOLDRs will allow you to sell individual underlying securities or to deliver individual underlying securities in a tender offer. The cancellation of Biotech HOLDRs will involve payment of a cancellation fee to the trustee.

     . Trading halts. Trading in Biotech HOLDRs may be halted in the event trading in one or more of the underlying securities is halted. If so, you will not be able to trade Biotech

        HOLDRs even though there is trading in some of the underlying securities; however, you will be able to cancel your Biotech HOLDRs to receive the underlying securities.

     . Delisting from the American Stock Exchange. If the number of companies whose common stock is held in the trust falls below nine, the American Stock Exchange may consider delisting the Biotech HOLDRs. If the Biotech HOLDRs are delisted by the American Stock Exchange, a termination event will result if the Biotech HOLDRs are not listed for trading on another national securities exchange or through NASDAQ within five business days from the date the Biotech HOLDRs are delisted.

     . Possible conflicts of interest. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, has selected the underlying securities and may face possible conflicts of interest in connection with its activities. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, collectively referred to as Merrill Lynch, may engage in investment banking and other activities, may provide services to issuers of the underlying securities in connection with its business, or may trade in the underlying securities for its own account. All of these activities may result in conflicts of interest with respect to the financial interest of Merrill Lynch, on the one hand, and, on the other hand, the initial selection of the underlying securities included in the Biotech HOLDRs, the selection of the biotechnology industry, Merrill Lynch's activity in the secondary market in the underlying securities, and the creation and cancellation of Biotech HOLDRs by Merrill Lynch.

     . Temporary price increases in the underlying securities. Purchasing activity in the secondary trading market associated with acquiring the underlying securities for deposit into the trust may affect the market price of the deposited shares. Large volumes of purchasing activity, which may occur in connection with the issuance of Biotech HOLDRs, particularly in connection with the initial issuance of Biotech HOLDRs, could temporarily increase the market price of the underlying securities, resulting in a higher price on that date. This purchasing activity could create a temporary imbalance between the supply and demand of the underlying securities, thereby limiting the liquidity of the underlying securities due to a temporary increased demand for underlying securities. Consequently, prices for the underlying securities may decline after these purchases as the volume of purchases subsides. This in turn is likely to have an immediate, adverse effect on the trading price of Biotech HOLDRs.

Risk Factors Specific to the Biotechnology Industry

     . Biotechnology company stock prices have been and will likely continue to be extremely volatile. The trading prices of the stocks of biotechnology companies have been and are likely to be extremely volatile. Biotechnology companies' stock prices could be subject to wide fluctuations in response to a variety of factors, including:

            . announcements of technological innovations or new commercial products;

            .  developments in patent or proprietary rights;

            .  government regulatory initiatives;

            . public concern as to the safety or other implications of biotechnology products;

            .  fluctuations in quarterly financial results; and

            .  market conditions.

     . Biotechnology companies face uncertainty with respect to pricing and third party reimbursement. Biotechnology companies will continue to be affected by the efforts of governments and third party payors, such as government health organizations, private health insurers and health maintenance organizations, to contain or reduce health care costs. For example, in certain foreign markets pricing or profitability of biotechnology products and technologies is subject to control. In the United States, there has been, and there will likely to continue to be, a number of federal and state proposals to implement similar government control. Also, an increasing emphasis on managed health care in the United States will continue to put pressure on the pricing of the products and technologies of biotechnology companies. The announcement or adoption of such proposals could have a material adverse affect on a biotechnology companies' business and financial condition. Further, the sales of the products of many biotechnology companies are often dependent, in part, on the availability of reimbursement from third party payors. Third party payors are increasingly challenging the prices charged for health care products and technologies and denying or limiting coverage for new products. Even if a biotechnology company can bring a product or technology to market, there can be no assurance that these products or technologies will be considered cost-effective by third party payors and that sufficient reimbursement will be available to consumers to allow for the sale of the products and services on a profitable basis.

     . Protection of patent and proprietary rights of biotechnology companies is difficult and costly. The success of many biotechnology companies is highly dependent on a biotechnology company's ability to obtain patents on current and future products and technologies, to defend its existing patents and trade secrets and operate in a manner that does not infringe on the proprietary rights of other biotechnology companies. Patent disputes are frequent and can preclude the successful commercial introduction of products and technologies. As a result, there is significant litigation in the biotechnology industry regarding patent and other intellectual property rights. Litigation is costly and could subject a biotechnology company to significant liabilities to third parties. In addition, a biotechnology company could be forced to obtain costly third-party licenses or cease using the technology or product in dispute.

     . Biotechnology companies are subject to extensive government regulation. Products and technologies offered by biotechnology companies are subject to strict regulation by the Food and Drug Administration in the United States and similar agencies in other countries. Many of the products will require extensive pre-clinical testing, clinical trials, other testing, government review and final approval before any marketing of the product will be permitted. This procedure could take a number of years and involves the expenditure of substantial resources. The success of a biotechnology company's current or future product will depend, in part, upon obtaining and maintaining regulatory approval to market products and, once approved, complying with the continued review by regulatory agencies. The failure to obtain necessary government approvals, the restriction of existing approvals, loss of or changes to previously obtained approvals or the failure to comply with regulatory requirements could result in fines, unanticipated expenditures, product delays, non-approval or recall, interruption of production and even criminal prosecution.

     . Biotechnology companies must keep pace with rapid technological change to remain competitive. The biotechnology industry is highly competitive and is subject to rapid and significant technological change. Biotechnology companies will face continued competition as new products enter the market and advanced technologies become available. The success of a biotechnology company will depend on its ability to develop products and technologies that are at least as clinically effective or cost-effective than its competitors' products and technologies or that would render its competitors' products and technologies obsolete or uncompetitive.

     . Results of research and development of new products and technologies are unpredictable. Successful product or technology development in the biotechnology industry is very uncertain and only a small number of research and development programs will result in the marketing and sale of a new product or technology. Many products and technologies that appear promising may fail to reach the market for many reasons, including results indicating lack of effectiveness or harmful side effects in clinical or pre-clinical testing, failure to receive necessary regulatory approvals, uneconomical manufacturing costs or competing proprietary rights. In addition, there is no certainty that any product or technology in development will achieve market acceptance from the medical community, third party payors or individual users.

     . Biotechnology companies may be exposed to extensive product liability costs. The testing, manufacturing, marketing and sale of many of the products and technologies developed by biotechnology companies inherently expose biotechnology companies to potential product liability risks. Many biotechnology companies obtain limited product liability insurance; further, there can be no assurance that a biotechnology company will be able to maintain its product liability insurance, that it will continue to be able to obtain adequate product liability insurance on reasonable terms or that any product liability insurance obtained will provide adequate coverage against potential liabilities.

     . Biotechnology companies face challenges gaining governmental and consumer acceptance of genetically altered products. Biotechnology companies may be involved in the development of genetically engineered agricultural and food products. The commercial success of these products will depend, in part, on governmental and public acceptance of their cultivation, distribution and consumption. Public attitudes may be influenced by the media and by opponents who claim that genetically engineered products are unsafe for consumption, pose unknown health risks, risks to the environment or to social or economic practices. Biotechnology companies may continue to have to expend significant resources to foster governmental and consumer acceptance of genetically engineered agricultural and food products, particularly in Europe where securing governmental approvals for, and achieving consumer confidence in, these products continues to pose numerous challenges. The success of any genetically engineered agricultural and food products may be delayed or impaired in certain geographical areas due to the existing or future regulatory, legislative or public acceptance issues. Celera Genomics, one of the underlying securities of the Biotech HOLDRs, is involved in the development of genetically-based plant and animal breeding. Other companies representing underlying securities of the Biotech HOLDRs may become involved in the development of genetically engineered agricultural and food products.

     . Many biotechnology companies are dependent on key personnel for success. The success of many biotechnology companies is highly dependent on the experience, abilities and continued services of key executive officers and key scientific personnel. If these companies lose the services of any of these officers or key scientific personnel, their future success could be undermined. The success of many biotechnology companies also depends upon their ability to attract and retain other highly qualified scientific, managerial sales and manufacturing personnel and their ability to develop and maintain relationships with qualified clinical researchers. Competition for such personnel and relationships is intense and many of these companies compete with each other and with universities and non-profit research organizations. There is no certainty that any of these biotechnology companies will be able to continue to attract and retain qualified personnel or develop and maintain relationships with clinical researchers.

                          HIGHLIGHTS OF BIOTECH HOLDRs

      This discussion highlights information regarding Biotech HOLDRs; we present certain information more fully in the rest of this prospectus. You should read the entire prospectus carefully before you purchase Biotech HOLDRs.

Issuer.......................  Biotech HOLDRs Trust.

The trust....................  The Biotech HOLDRs Trust will be formed under the depositary trust agreement, dated as of November 18, 1999 among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Biotech HOLDRs. The trust is not a registered investment company under the Investment Company Act of 1940.

Initial depositor............  Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated.

Trustee......................  The Bank of New York, a New York state-
                               chartered banking organization, will be the trustee and receive compensation as set forth in the depositary trust agreement.

Purpose of Biotech HOLDRs....
                               Biotech HOLDRs are designed to achieve the following:

                               Diversification. Biotech HOLDRs are designed to allow you to diversify your investment in the biotechnology industry through a single, exchange-listed instrument representing your undivided beneficial ownership of the underlying securities.

                               Flexibility. The beneficial owners of Biotech HOLDRs have undivided beneficial ownership interests in each of the underlying securities represented by the Biotech HOLDRs, and can cancel their Biotech HOLDRs to receive each of the underlying securities represented by the Biotech HOLDRs.

                               Transaction costs. The expenses associated with trading Biotech HOLDRs are expected to be less than trading each of the underlying securities separately.

Trust assets.................  The trust will hold shares of common stock issued by 20 specified companies in the
                               biotechnology industry. Except when a
                               reconstitution event occurs, the group of companies will not change. Reconstitution events are described in this prospectus under the heading "Description of the depositary trust agreement-- Reconstitution events." Under no circumstances will the common stock of a new company be added to the common stocks underlying the Biotech HOLDRs.

                               The trust's assets may increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities during the life of the trust.

The Biotech HOLDRs...........  The trust will issue Biotech HOLDRs that represent your undivided beneficial ownership interest in the shares of common stock held by the trust on your behalf. The Biotech HOLDRs themselves are separate from the underlying securities that are represented by the Biotech HOLDRs.

                               The specific share amounts for each round-lot of 100 Biotech HOLDRs are set forth in the chart below and were determined on October 27, 1999 so that the initial weightings of each underlying security included in the Biotech HOLDRs approximated the relative market capitalizations of the specified companies, subject to a maximum weight of 20%. Because these weightings are a function of market prices, it is expected that these weightings will change substantially over time, including during the period between October 27, 1999 and the date the Biotech HOLDRs are first issued to the public.

                               The share amounts set forth below will not change, except for changes due to corporate events such as stock splits or reverse stock splits on the underlying securities or reconstitution events.

                               The following chart provides the

                               . names of the 20 issuers of the underlying securities represented by an Biotech HOLDRs,

                               .  stock ticker symbols,

                               . share amounts represented by a round-lot of 100 Biotech HOLDRs,

                               . initial weightings as of October 27, 1999 and

                               . the principal market on which the shares of common stock of the selected companies are traded.

                                                                    Primary
                          Name of                  Share   Initial  Trading
                          Company          Ticker Amounts Weighting Market
                   ----------------------  ------ ------- --------- -------
                   Amgen Inc.               AMGN     46    19.76%   NASDAQ
                   Genentech, Inc.          DNA      22    18.29%     NYSE
                   Biogen, Inc.             BGEN     13     9.92%   NASDAQ
                   Immunex Corporation      IMNX     14     8.90%   NASDAQ
                   PE Corp-PE Biosystems
                    Group                   PEB       9     6.67%     NYSE
                   MedImmune, Inc.          MEDI      5     6.03%   NASDAQ
                   Chiron Corporation       CHIR     16     4.78%   NASDAQ
                   Genzyme Corporation      GENZ      7     2.99%   NASDAQ
                   Gilead Sciences, Inc.    GILD      4     2.97%   NASDAQ
                   Sepracor Inc.            SEPR      3     2.68%   NASDAQ
                   IDEC Pharmaceuticals
                    Corporation             IDPH      2     2.49%   NASDAQ
                   QLT Photo Therapeutics
                    Inc.                    QLTI      5     2.42%   NASDAQ
                   Millennium
                    Pharmaceuticals, Inc.   MLNM      3     2.35%   NASDAQ
                   BioChem Pharma Inc.      BCHE      9     2.20%   NASDAQ
                   Affymetrix, Inc.         AFFX      2     2.02%   NASDAQ
                   Human Genome Sciences,
                    Inc.                    HGSI      2     1.77%   NASDAQ
                   ICOS Corporation         ICOS      4     1.29%   NASDAQ
                   Enzon, Inc.              ENZN      3     0.93%   NASDAQ
                   Celera Genomics          CRA       2     0.77%     NYSE
                   Alkermes, Inc.           ALKS      2     0.76%   NASDAQ

                               These companies generally are considered to be among the 20 largest and most liquid companies involved in the biotechnology industry as measured by market capitalization and trading volume on October 27, 1999. The market capitalization of a company is determined by multiplying the price of its common stock by the number of outstanding shares of its common stock.

                               The trust only will issue and cancel, and you only may obtain, hold, trade or surrender, Biotech HOLDRs in a round-lot of 100 Biotech HOLDRs and round-lot multiples. The trust will only issue Biotech HOLDRs upon the deposit of the whole shares represented by a round-lot of 100 Biotech HOLDRs. In the event that a fractional share comes to be represented by a round-lot of Biotech HOLDRs, the trust may require a minimum of more than one round-lot of 100 Biotech HOLDRs for an issuance so that the trust will always receive whole share amounts for issuance of Biotech HOLDRs.

                               The number of outstanding Biotech HOLDRs will increase and decrease as a result of in-kind deposits and withdrawals of the underlying securities. The trust will stand ready to issue additional Biotech HOLDRs on a continuous basis when an investor deposits the required shares of common stock with the trustee.

Public offering price........  The initial public offering price for 100
                               Biotech HOLDRs equals the sum of the closing market price on November 22, 1999 for each underlying security multiplied by the share amount appearing in the above table, plus an underwriting fee.

Purchases....................  After the initial offering, you may acquire
                               Biotech HOLDRs in two ways:

                               . through an in-kind deposit of the required number of shares of common stock of the underlying issuers with the trustee, or

                               . through a cash purchase in the secondary trading market.

Underwriting fees............
                               If you purchase Biotech HOLDRs in the initial public offering, you will pay Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its role as underwriter, an underwriting fee equal to:

                               . For purchases of 10,000 Biotech HOLDRs or fewer, 2%.

                               .  For purchases in excess of 10,000 Biotech
                                  HOLDRs, 1%.

                               You will not be charged any issuance fee or other sales commission in connection with purchases of Biotech HOLDRs made in the initial public offering.

Issuance and cancellation      After the initial offering, if you wish to
 fees........................  create Biotech HOLDRs by delivering to the trust the requisite shares of common stock represented by a round-lot of 100 Biotech
                               HOLDRs, The Bank of New York as trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Biotech HOLDRs. If you wish to cancel your Biotech HOLDRs and withdraw your underlying securities, The Bank of New
                               York as trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100
                               Biotech HOLDRs.

Commissions..................  If you choose to deposit underlying securities in order to receive Biotech HOLDRs after the conclusion of the initial public offering, you will not be charged the underwriting fee. However, in addition to the issuance fee charged by the trustee described above, you will be responsible for paying any sales commission associated with your purchase of the underlying securities that is charged by your broker, whether it be Merrill Lynch, Pierce, Fenner & Smith Incorporated or another broker.

Custody fees.................  The Bank of New York, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Biotech HOLDRs to be deducted from any cash dividend or other cash distributions on underlying securities received by the trust. With respect to the aggregate custody fee payable in any calendar year for each Biotech HOLDR, the Trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Rights relating to Biotech     You have the right to withdraw the underlying
 HOLDRs......................  securities upon request by delivering a round-
                               lot or integral multiple of a round-lot of Biotech HOLDRs to the trustee, during the trustee's business hours, and paying the cancellation fees, taxes, and other charges.
                               You should receive the underlying securities no later than the business day after the trustee receives a proper notice of cancellation. The trustee will not deliver fractional shares of underlying securities. To the extent that any cancellation of Biotech HOLDRs would otherwise require the delivery of a fractional share, the trustee will sell such share in the market and the trust, in turn, will deliver cash in lieu of such share. Except with respect to the right to vote for dissolution of the trust, the Biotech HOLDRs themselves will not have voting rights.

Rights relating to the
 underlying securities.......  You have the right to:

                               .  Receive all shareholder disclosure
                                  materials, including annual and quarterly reports, distributed by the issuers of the underlying securities.

                               . Receive all proxy materials distributed by the issuers of the underlying securities and will have the right to instruct the trustee to vote the underlying securities or may attend shareholder meetings yourself.

                               . Receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of the underlying securities, net of any applicable taxes or fees.

                               If you wish to participate in a tender offer for underlying securities, you must obtain the underlying securities by surrendering your Biotech HOLDRs and receiving all of your underlying securities. For specific information about obtaining your underlying securities, you should read the discussion under the caption "Description of the depositary trust agreement."

Reconstitution events........
                               A. If an issuer of underlying securities no
                                  longer has a class of common stock
                                  registered under section 12 of the
                                  Securities Exchange Act of 1934, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Biotech HOLDRs.

                              B. If the SEC finds that an issuer of underlying
                                 securities should be registered as an
                                 investment company under the Investment
                                 Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Biotech HOLDRs.

                              C. If the underlying securities of an issuer
                                 cease to be outstanding as a result of a merger, consolidation or other corporate combination, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Biotech HOLDRs, unless the merger, consolidation or other corporate combination is between companies that are already included in the Biotech HOLDRs and the consideration paid is additional underlying securities. In this case, the additional underlying securities will be deposited into the trust.

                              D. If an issuer's underlying securities are
                                 delisted from trading on a national
                                 securities exchange or NASDAQ and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date such securities are delisted.

                              If a reconstitution event occurs, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

Termination events..........  A. The Biotech HOLDRs are delisted from the
                                 American Stock Exchange and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date the Biotech HOLDRs are delisted.

                              B. The trustee resigns and no successor trustee
                                 is appointed within 60 days from the date the trustee provides notice to the initial depositor of its intent to resign.

                              C. 75% of beneficial owners of outstanding
                                 Biotech HOLDRs vote to dissolve and liquidate the trust.

                              If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event.

Federal income tax            The federal income tax laws will treat a U.S.
 consequences...............  holder of Biotech HOLDRs as directly owning the underlying securities. The Biotech HOLDRs themselves will not result in any federal tax consequences separate from the tax consequences associated with ownership of the underlying securities.

Listing.....................
                              The Biotech HOLDRs have been approved for listing on the American Stock Exchange under the symbol "BBH," subject to official notice of issuance. Trading will take place only in round-lots of 100 Biotech HOLDRs and round-lot multiples.

                               A minimum of 150,000 Biotech HOLDRs will be required to be outstanding when trading begins.

Trading......................  Investors only will be able to acquire, hold, transfer and surrender a round-lot of 100
                               Biotech HOLDRs. Bid and ask prices, however, will be quoted per single Biotech HOLDRs.

Clearance and settlement.....  The trust will issue Biotech HOLDRs in book-
                               entry form. Biotech HOLDRs will be evidenced by one or more global certificates that the trustee will deposit with The Depositary Trust Company, referred to as DTC. Transfers within DTC will be in accordance with DTC's usual rules and operating procedures. For further information see "Description of Biotech HOLDRs."

                                   THE TRUST

      General. This discussion highlights information about the Biotech HOLDRs trust. You should read this information, information about the depositary trust agreement as well as the depositary trust agreement before you purchase Biotech HOLDRs. The material terms of the depositary trust agreement are described in this prospectus under the heading "Description of the depositary trust agreement."

      The Biotech HOLDRs trust. The trust will be formed pursuant to the depositary trust agreement, dated as of November 18, 1999. The Bank of New York will be the trustee. The Biotech HOLDRs trust is not a registered investment company under the Investment Company Act of 1940.

      The Biotech HOLDRs trust is intended to hold deposited shares for the benefit of owners of Biotech HOLDRs. The trustee will perform only administrative and ministerial acts. The property of the trust will consist of the underlying securities and all monies or other property, if any, received by the trustee. The trust will terminate on December 31, 2039 or earlier if a termination event occurs.

                         DESCRIPTION OF BIOTECH HOLDRs

      The trust will issue Biotech HOLDRs under the depositary trust agreement described in this prospectus under the heading "Description of the depositary trust agreement." After the initial offering, the trust may issue additional Biotech HOLDRs on a continuous basis when an investor deposits the requisite underlying securities with the trustee.

      You may only acquire, hold, trade and surrender Biotech HOLDRs in a round-lot of 100 Biotech HOLDRs and round-lot multiples. The trust will only issue Biotech HOLDRs upon the deposit of the whole shares of underlying securities that are represented by a round-lot of 100 Biotech HOLDRs. In the event of a stock split, reverse stock split, or other distribution by the issuer of an underlying security that results in a fractional share becoming represented by a round-lot of Biotech HOLDRs, the trust may require a minimum of more than one round-lot of 100 Biotech HOLDRs for an issuance so that the trust will always receive whole share amounts for issuance of Biotech HOLDRs.

      Biotech HOLDRs will represent your individual and undivided beneficial ownership interest in the common stock of the specified underlying securities. The 20 companies selected as part of this receipt program are listed above in the section entitled "Highlights of Biotech HOLDRs--The Biotech HOLDRs."

      Beneficial owners of Biotech HOLDRs will have the same rights and privileges as they would have if they beneficially owned the underlying securities outside of the trust. These include the right of investors to instruct the trustee to vote the common stock, and to receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of an underlying security, as well as the right to cancel Biotech HOLDRs to receive the underlying securities. See "Description of the depositary trust agreement." Biotech HOLDRs are not intended to change your beneficial ownership in the underlying securities under federal securities laws, including Sections 13(d) and 16(a) of the Securities Exchange Act of 1934.

      The trust will not publish or otherwise calculate net asset value per receipt. Biotech HOLDRs may trade in the secondary market at prices that are lower than the aggregate value of the corresponding underlying securities. If, in such case, an owner of Biotech HOLDRs wishes to realize the dollar value of the underlying securities, that owner will have to cancel the Biotech HOLDRs. Such cancellation will require payment of fees and expenses as described in "Description of the depositary trust agreement--Withdrawal of underlying securities."

      Biotech HOLDRs will be evidenced by one or more global certificates that the trustee will deposit with DTC and register in the name of Cede & Co., as nominee for DTC. Biotech HOLDRs will be available only in book-entry form. Owners of Biotech HOLDRs may hold their Biotech HOLDRs through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

                    DESCRIPTION OF THE UNDERLYING SECURITIES

      Selection criteria. The underlying securities are the common stocks of a group of 20 specified companies involved in various segments of the biotechnology industry and whose common stock is registered under Section 12 of the Exchange Act. The issuers of the underlying securities are among the 20 largest capitalized, most liquid companies in the biotechnology industry as measured by market capitalization and trading volume. The following criteria were used in selecting the underlying securities on October 27, 1999:

    .  Market capitalization equal to or greater than $840 million;

    . Average daily trading volume of at least 200,000 shares over the 60 trading days prior to and including October 27, 1999;

    . Average daily dollar volume (that is, the average daily trading volume multiplied by the closing price on October 27, 1999) of at least $7.5 million over the 60 trading days prior to and including October 27, 1999; and

    .  A trading history of at least 90 calendar days.

The market capitalization of a company is determined by multiplying the price of its common stock by the number of shares of its common stock that are held by stockholders. In determining whether a company was to be considered for inclusion in the Biotech HOLDRs, Merrill Lynch, Pierce, Fenner & Smith Incorporated examined available public information about the company, including analysts' reports and other independent market sources. The ultimate determination of the inclusion of the 20 specified companies, however, rested solely within the discretion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      After the initial deposit, one or more of the issuers of the underlying securities may no longer be substantially involved in the biotechnology industry. In this case, the Biotech HOLDRs may no longer consist of securities issued by companies involved in the biotechnology industry. Merrill Lynch, Pierce, Fenner & Smith Incorporated will determine, in its sole discretion, whether the issuer of a particular underlying security remains in the biotechnology industry and will undertake to make adequate disclosure when necessary.

      Underlying securities. For a list of the underlying securities represented by Biotech HOLDRs, please refer to "Highlights of Biotech HOLDRs-- The Biotech HOLDRs." If the underlying securities change because of a reconstitution event, a revised list of underlying securities will be set forth in a prospectus supplement and will be available from the American Stock Exchange and through a widely-used electronic information dissemination system such as Bloomberg or Reuters.

      No investigation. In selecting the underlying securities, the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any affiliate of these entities, have not performed any investigation or review of the selected companies, including the public filings by the companies, other than to the extent required to determine whether the companies satisfied the stated selection criteria. Accordingly, before you acquire Biotech HOLDRs, you should consider publicly available financial and other information about the issuers of the underlying securities. See "Risk factors" and "Where you can find more information." Investors and market participants should not conclude that the inclusion of a company in the list is any form of investment recommendation of that company by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any of their affiliates.

      General background and historical information. For a brief description of the business of each of the issuers of the underlying securities and monthly pricing information showing the historical performance of each underlying issuer's securities see "Annex A."

      The following table and graph set forth the composite performance of all of the underlying securities represented by a single Biotech HOLDR, measured at the close of each business day from July 20, 1999, the first date when all of the underlying securities were publicly traded, to October 27, 1999. The performance table and graph data are adjusted for any splits that may have occurred over the measurement period. Past movements of the underlying securities are not necessarily indicative of future values.

                 Biotech
1999             HOLDRs
----             -------
July 20.........  81.40
July 21.........  83.70
July 22.........  81.77
July 23.........  81.72
July 26.........  80.37
July 27.........  82.82
July 28.........  83.24
July 29.........  81.96
July 30.........  85.63

                 Biotech
1999             HOLDRs
----             -------
August 2........  87.65
August 3........  86.96
August 4........  86.38
August 5........  86.25
August 6........  85.57
August 9........  86.82
August 10.......  85.87
August 11.......  89.16
August 12.......  91.51
August 13.......  95.50
August 16.......  96.40
August 17.......  94.22
August 18.......  94.10
August 19.......  92.46
August 20.......  94.40
August 23....... 100.08
August 24.......  99.68
August 25....... 100.62
August 26.......  98.35
August 27.......  97.77
August 30.......  97.41
August 31.......  97.77

                 Biotech
1999             HOLDRs
----             -------
September 1..... 100.46
September 2.....  98.48
September 3..... 102.39
September 7..... 102.85
September 8..... 102.17
September 9..... 103.27
September 10.... 102.54
September 13.... 102.50
September 14.... 100.10
September 15....  95.69
September 16....  96.09
September 17....  98.05
September 20....  98.16
September 21....  95.69
September 22....  98.27
September 23....  95.01
September 24 ...  92.33
September 27....  92.88
September 28....  91.02
September 29....  91.34
September 30....  89.88

                 Biotech
1999             HOLDRs
----             -------
October 1.......  92.02
October 4.......  92.58
October 5.......  92.13
October 6.......  97.74
October 7.......  99.65
October 8.......  97.81
October 11......  98.52
October 12......  95.36
October 13......  93.87
October 14......  92.96
October 15......  88.02
October 18......  86.70
October 19......  89.73
October 20......  91.85
October 21......  90.68
October 22......  89.91
October 25......  90.12
October 26......  88.38
October 27......  88.09

                            [GRAPH APPEARS HERE]

                 DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

      General. The depositary trust agreement, dated as of November 18, 1999, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York, as trustee, other depositors and the owners of the Biotech HOLDRs, provides that Biotech HOLDRs will represent an owner's undivided beneficial ownership interest in the common stock of the underlying companies.

      The trustee. The Bank of New York will serve as trustee. The Bank of New York, which was founded in 1784, was New York's first bank and is the oldest bank in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

      Issuance, transfer and surrender of Biotech HOLDRs. You may create and cancel Biotech HOLDRs only in round-lots of 100 Biotech HOLDRs. You may create Biotech HOLDRs by delivering to the trustee the requisite underlying securities. The trust will only issue Biotech HOLDRs upon the deposit of the whole shares represented by a round-lot of 100 Biotech HOLDRs. In the event that an issuer of underlying securities distributes a fractional share that is represented in a round-lot of Biotech HOLDRs, the trust may require a minimum of more than one round-lot of 100 Biotech HOLDRs for an issuance so that the trust will always receive whole share amounts for issuance of Biotech HOLDRs. Similarly, you must surrender Biotech HOLDRs in integral multiples of 100 Biotech HOLDRs to withdraw deposited shares from the trust. The trustee will not deliver fractional shares of underlying securities, to the extent that any cancellation of Biotech HOLDRs would otherwise require the delivery of fractional shares, the trust will deliver cash in lieu of such shares. You may request withdrawal of your deposited shares during the trustee's normal business hours. The trustee expects that in most cases it will deliver your deposited shares within one business day of your withdrawal request.

      Voting rights. The trustee will deliver you proxy soliciting materials provided by issuers of the deposited shares so as to permit you to give the trustee instructions as to how to vote on matters to be considered at any annual or special meetings held by issuers of the underlying securities.

      Under the depositary trust agreement, the beneficial owners of Biotech HOLDRs, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated owning Biotech HOLDRs for its own proprietary account as principal, will have the right to vote to dissolve and liquidate the trust.

      Distributions. You will be entitled to receive, net of trustee fees, distributions of cash, including dividends, securities or property, if any, made with respect to the underlying securities. The trustee will use its reasonable efforts to ensure that it distributes these distributions as promptly as practicable after the date on which it receives the distribution. Therefore, you may receive your distributions substantially later than you would have had you held the underlying securities directly. You will be obligated to pay any tax or other charge that may become due with respect to Biotech HOLDRs. The trustee may deduct the amount of any tax or other governmental charge from a distribution before making payment to you. In addition, the trustee will deduct its quarterly custody fee of $2.00 for each round-lot of 100 Biotech HOLDRs from quarterly dividends, if any, paid to the trustee by the issuers of the underlying securities. With respect to the aggregate custody fee payable in any calendar year for each Biotech HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

      Record dates. With respect to dividend payments and voting instructions, the trustee expects to fix the trust's record dates as close as possible to the record date fixed by the issuer of the underlying securities.

      Shareholder communications. The trustee promptly will forward to you all shareholder communications that it receives from issuers of the underlying securities.

      Withdrawal of underlying securities. You may surrender your Biotech HOLDRs and receive underlying securities during the trustee's normal business hours and upon the payment of applicable fees, taxes or governmental charges, if any. You should receive your underlying securities no later than the business day after the trustee receives your request. If you surrender Biotech HOLDRs in order to receive underlying securities, you will pay to the trustee a cancellation fee of up to $10.00 per round-lot of 100 Biotech HOLDRs.

      Further issuances of Biotech HOLDRs. The depositary trust agreement provides for further issuances of Biotech HOLDRs on a continuous basis without your consent.

      Reconstitution events. The depositary trust agreement provides for the automatic distribution of underlying securities to you in four circumstances.

            A. If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Securities Exchange Act of 1934, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Biotech HOLDRs.

            B. If the SEC finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Biotech HOLDRs.

            C. If the underlying securities of an issuer cease to be
               outstanding as a result of a merger, consolidation or other corporate combination, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Biotech HOLDRs, unless the merger, consolidation or other corporate combination is between companies that are already included in the Biotech HOLDRs and the consideration paid is additional underlying securities. In this case, the additional underlying securities will be deposited into the trust.

            D. If an issuer's underlying securities are delisted from trading on a national securities exchange or NASDAQ and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date such securities are delisted.

      If a reconstitution event occurs, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

      Termination of the trust. The trust will terminate if the trustee resigns and no successor trustee is appointed by the initial depositor within 60 days from the date the trustee provides notice to the initial depositor of its intent to resign. Upon termination, the beneficial owners of Biotech HOLDRs will surrender their Biotech HOLDRs as provided in the depositary trust agreement, including payment of any fees of the trustee or applicable taxes or governmental charges due in connection with delivery to the owners of the underlying securities. The trust also will terminate if Biotech HOLDRs are delisted from the American Stock Exchange and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date the Biotech HOLDRs are delisted. Finally, the trust will terminate if 75% of the owners of outstanding Biotech HOLDRs other than Merrill Lynch, Pierce, Fenner & Smith Incorporated vote to dissolve and liquidate the trust.

      If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event occurs.

      Amendment of the depositary trust agreement. The trustee and the initial depositor may amend any provisions of the depositary trust agreement without the consent of any other depositor or any of the owners of the Biotech HOLDRs. Promptly after the execution of any amendment to the agreement, the trustee must furnish or cause to be furnished written notification of the substance of the amendment to each owner of Biotech HOLDRs. Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of Biotech HOLDRs will not become effective until 30 days after notice of the amendment is given to the owners of Biotech HOLDRs.

      Issuance and cancellation fees. After the initial public offering, the trust expects to issue more Biotech HOLDRs. If you wish to create Biotech HOLDRs by delivering to the trust the requisite underlying securities, the trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Biotech HOLDRs. If you wish to cancel your Biotech HOLDRs and withdraw your underlying securities, the trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Biotech HOLDRs issued. The trustee may negotiate either of these fees depending on the volume, frequency and size of the issuance or cancellation transactions.

      Commissions. If you choose to create Biotech HOLDRs after the conclusion of the initial public offering, you will not be charged the underwriting fee. However, in addition to the issuance and cancellation fees described above, you will be responsible for paying any sales commissions associated with your purchase of the underlying securities that is charged by your broker, whether it be Merrill Lynch, Pierce, Fenner & Smith Incorporated or another broker.

      Custody fees. The Bank of New York, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Biotech HOLDRs to be deducted from any dividend payments or other cash distributions on underlying securities received by the trustee. With respect to the aggregate custody fee payable in any calendar year for each Biotech HOLDR, the Trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year. The trustee cannot recapture unpaid custody fees from prior years.

      Address of the trustee. The Bank of New York, ADR Department, 101 Barclay Street, New York, New York 10286.

      Governing law. The depositary trust agreement and Biotech HOLDRs will be governed by the laws of the State of New York. The trustee will provide the depositary trust agreement to any owner of the underlying securities free of charge upon written request.

      Duties and immunities of the trustee. The trustee will assume no responsibility or liability for, and makes no representations as to, the validity or sufficiency, or as to the accuracy of the recitals, if any, set forth in the Biotech HOLDRs.

      The trustee undertakes to perform only those duties as are specifically set forth in the depositary trust agreement. Subject to the preceding sentence, the trustee will be liable for its own negligence or misconduct except for good faith errors in judgment so long as the trustee was not negligent in ascertaining the relevant facts.

                        FEDERAL INCOME TAX CONSEQUENCES

General

      The following is a summary of the U.S. federal income tax consequences relating to the Biotech HOLDRs for:

     . a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States, an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. receipt holder"), and

     . any person other than a U.S. receipt holder (a "Non-U.S. receipt holder").

      This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not deal with all U.S. federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary generally is limited to investors who will hold the Biotech HOLDRs as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. We suggest that you consult with your own tax advisor.

Taxation of the trust

      The trust will provide for flow through tax consequences as it will be treated as a grantor trust or custodial arrangement for United States federal income tax purposes.

Taxation of Biotech HOLDRs

      A receipt holder purchasing and owning Biotech HOLDRs will be treated, for U.S. federal income tax purposes, as directly owning a proportionate share of the underlying securities represented by Biotech HOLDRs. Consequently, if there is a taxable cash distribution on an underlying security, a holder will recognize income with respect to the distribution at the time the distribution is received by the trustee, not at the time that the holder receives the cash distribution from the trustee.

      A receipt holder will determine its initial tax basis in each of the underlying securities by allocating the purchase price for the Biotech HOLDRs among the underlying securities based on their relative fair market values at the time of purchase. Similarly, when a holder sells a receipt, it will determine the amount realized with respect to each security by allocating the sales price among the underlying securities based on their relative fair market values at the time of sale. A holder's gain or loss with respect to each security will be computed by subtracting its basis in the security from the amount realized on the security. With respect to purchases of Biotech HOLDRs for cash in the secondary market, a receipt holder's aggregate tax basis in each of the underlying securities will be equal to the purchase price of the Biotech HOLDRs. Similarly, with respect to sales of Biotech HOLDRs for cash in the secondary market, the amount realized with respect to a sale of Biotech HOLDRs will be equal to the aggregate amount realized with respect to each of the underlying securities.

      The distribution of any securities by the trust upon the surrender of Biotech HOLDRs, the occurrence of a reconstitution event, or a termination event will not be a taxable event. The receipt holders holding period with respect to the distributed securities will include the period that the holder held the securities through the trust.

Brokerage fees and custodian fees

      The brokerage fee incurred in purchasing a receipt will be treated as part of the cost of the underlying securities. Accordingly, a holder includes this fee in its tax basis in the underlying securities. A holder will allocate the brokerage fee among the underlying securities using either a fair market value allocation or pro rata based on the number of shares of each underlying security. Similarly, the brokerage fee incurred in selling Biotech HOLDRs will reduce the amount realized with respect to the underlying securities.

      A holder will be required to include in its income the full amount of dividends paid on the underlying securities, even though the depositary trust agreement provides that the custodian fees will be deducted directly from any dividends paid. These custodian fees will be treated as an expense incurred in connection with a holder's investment in the underlying securities and may be deductible. If a holder is an individual, estate or trust, however, the deduction of its share of custodian fees will be a miscellaneous itemized deduction that may be disallowed in whole or in part.

Non-U.S. receipt holders

      Non-U.S. receipt holders should consult their tax advisors regarding U.S. withholding and other taxes which may apply to an investment in the underlying securities.

                              ERISA CONSIDERATIONS

      Any plan fiduciary which proposes to have a plan acquire Biotech HOLDRs should consult with its counsel with respect to the potential applicability of ERISA and the Code to this investment and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an acquisition of Biotech HOLDRs is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

                              PLAN OF DISTRIBUTION

      In accordance with the depository trust agreement, the trust will issue to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated will deposit the underlying securities to receive Biotech HOLDRs. Merrill Lynch & Co., as underwriter, proposes to offer the Biotech HOLDRs to the public at the offering price set forth on the cover page of this prospectus. Merrill Lynch expects the trust to deliver the initial distribution of Biotech HOLDRs against deposit of the underlying securities in New York, New York on November 26, 1999. After the initial offering, the public offering price, concession and discount may be changed. The trust will continue to issue Biotech HOLDRs, in connection with deposits of underlying securities. Merrill Lynch will not make sales to discretionary accounts without the prior written approval of a purchaser of the Biotech HOLDRs.

      Merrill Lynch has from time to time provided investment banking and other financial services to certain of the issuers of the underlying securities and expects in the future to provide these services, for which it has received and will receive customary fees and commissions. It also may have served as counterparty in other transactions with certain of the issuers of the underlying securities.

      Merrill Lynch, Pierce, Fenner & Smith Incorporated may use this prospectus, as updated from time to time, in connection with offers and sales related to market-making transactions in the Biotech HOLDRs. Merrill Lynch, Pierce, Fenner & Smith Incorporated may act as principal or agent in such transactions. Market-making sales will be made at prices related to prevailing market prices at the time of sale.

      Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to indemnify the trustee against certain civil liabilities related to acts performed or not performed by the trustee in accordance with the depositary trust agreement or periodic reports filed or not filed with the SEC with respect to the Biotech HOLDRs. Should a court determine not to enforce the indemnification provision, Merrill Lynch, Pierce, Fenner & Smith Incorporated also has agreed to contribute to payments the trustee may be required to make with respect to such liabilities.

                                   YEAR 2000

      The trustee's Year 2000 compliance program consists of updating major trustee-owned application systems, business-area supported systems, and the trustee's proprietary customer software and evaluating the Year 2000 compliance efforts of vendors of major vendor-supplied systems. The trustee's compliance efforts have also considered the Year 2000 readiness of its global sub-custodians, major service providers, correspondents, business partners, and borrowers. The current focus is to monitor continued preparedness and contingency planning. While contingency planning has been defined as part of the Year 2000 compliance program, all new measures have been incorporated into the trustee's existing Business Continuity Plans.

      The trustee divided its major proprietary applications systems into three business line groups. The applications in each group were subjected to a phased process of assessment, renovation, certification testing, and implementation. All critical systems have completed all phases. A program is in place to continue to monitor critical systems to prevent Y2K problems from being reintroduced. Major business-line products have been made available in isolated future-dated environments for selected customers to test their interfaces and to assure themselves of the trustee's compliance. The trustee is satisfied with the results of testing with customers and agencies. Continued participation at the request of the agencies and customers will continue as required.

      Remediation of the trustee's proprietary customer software has been completed. Installation on client desktop computers is substantially complete. Customers have been advised of their obligation to assure that their environments are compliant in order for the trustees's software to function correctly during and after the century date change.

      The trustee has substantially completed an evaluation of its significant business partners, including other financial services providers, correspondents, counterparties, sub-custodians, vendors and settlement agencies, for the purpose of assessing their Year 2000 compliance. The trustee is currently satisfied with the information it has received concerning the progress and Year 2000 readiness programs of each significant third party. The trustee will continue to monitor the readiness and progress of these parties throughout 1999. The trustee has replaced certain service providers that were seen as not managing the Year 2000 issue adequately.

      The trustee considers Year 2000 readiness in its credit decisions and factors this into borrower ratings. Based on a review of significant obligors, the trustee believes that exposure to obligor Year 2000 problems does not present a material risk to the trustee.

      The trustee's personal computers considered to be critical to the trustee's operations have been upgraded. Upgrading of physical facilities that is considered critical to the trustee's operations to Year 2000 readiness is expected to be completed by the end of November 1999.

      The trustee's contingency plans relating to Year 2000 issues include the identification and assessment of the impact of various worst case scenarios on the critical operational components for each of the trustee's business units. The trustee has reviewed the applicability of its current contingency plans, which include creation of an information center, establishment of special rapid response technology teams, scheduling availability of key personnel, testing and simulation activities, offsite data center facilities, and emergency backup power. These plans, with minor modification, have been determined to be adequate to mitigate Year 2000 related risks. The information center, which has been established as a repository and focus for analysis of information, will publish the status of the organization internally and externally during critical periods. It is also authorized to requisition and deploy resources as needed to address unanticipated situations.

      Overall the trustee's Year 2000 compliance program is on or ahead of schedule to meet the needs of its customers and compliance deadlines defined by its regulators. The estimated cost of the Year 2000 project is approximately $82 million. In the first nine months of 1999 the trustee spent $16 million on making computer systems Year 2000 compliant. Total expenses since 1997 have been $67 million.

      A material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such problems could materially and adversely affect the trustee's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of suppliers, customers and other business partners, as well as entities with which the trustee does not have direct business relations, the trustee is unable to determine at this time whether the consequences of the Year 2000 failures will have a material impact on the trustee's results of operations, liquidity or financial condition. The Year 2000 compliance program is intended to significantly reduce the trustee's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of its material business partners. The trustee believes that, with completion of its Year 2000 compliance program as scheduled, the possibility of significant interruptions of normal operations should be reduced. However, because of the unprecedented nature of this issue, there can be no certainty as to its impact.

                                 LEGAL MATTERS

      Legal matters, including the validity of the Biotech HOLDRs have been passed upon for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial depositor and the underwriter, by Shearman & Sterling, New York, New York. Shearman & Sterling, as special U.S. tax counsel to the trust, also has rendered an opinion regarding the material federal income tax consequences relating to the Biotech HOLDRs.

                      WHERE YOU CAN FIND MORE INFORMATION

      Merrill Lynch, Pierce, Fenner & Smith Incorporated has filed a registration statement on Form S-1 with the SEC covering the Biotech HOLDRs. While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement. You should consider reviewing the full text of those exhibits.

      The registration statement is available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy the registration statement at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not and the trust may not be subject to the requirements of the Exchange Act and accordingly may not file periodic reports.

      Because the common stock of the issuers of the underlying securities is registered under the Exchange Act, the issuers of the underlying securities are required to file periodically financial and other information specified by the SEC. For more information about the issuers of the underlying securities, information provided to or filed with the SEC by the issuers of the underlying securities with respect to their registered securities can be inspected at the SEC's public reference facilities or accessed through the SEC's web site referenced above. In addition, information regarding the issuers of the underlying securities may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.

      The trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates are not affiliated with the issuers of the underlying securities, and the issuers of the underlying securities have no obligations with respect to Biotech HOLDRs. This prospectus relates only to Biotech HOLDRs and does not relate to the common stock or other securities of the issuers of the underlying securities. The information in this prospectus regarding the issuers of the underlying securities has been derived from the publicly available documents described in the preceding paragraph. We have not participated in the preparation of these documents or made any due diligence inquiries with respect to the issuers of the underlying securities in connection with Biotech HOLDRs. We make no representation that these publicly available documents or any other publicly available information regarding the issuers of the underlying securities are accurate or complete. Furthermore, we cannot assure you that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the common stock of the issuers of the underlying securities, and therefore the offering and trading prices of the Biotech HOLDRs, have been publicly disclosed.

                                    ANNEX A

      This annex forms an integral part of the prospectus.

      The following tables provide a brief description of the business of each of the issuers of the underlying securities and set forth the split-adjusted closing market prices, as reported on the applicable primary trading market, of each of the underlying securities in each month during 1994, 1995, 1996, 1997, 1998 and 1999 through October 1999. All market prices in excess of one dollar are rounded to the nearest one sixty-fourth dollar. An asterisk (*) denotes that no shares of the issuer were outstanding during that month. The historical prices of the underlying securities should not be taken as an indication of future performance.

                                AFFYMETRIX, INC.

      Affymetrix, Inc. develops and manufactures DNA chip technology. Affymetrix's "GeneChip" system acquires, analyzes, and manages genetic information in order to improve the diagnosis, monitoring and treatment of disease. Affymetrix markets its products directly, and through an exclusive sales agent, to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.

           Closing           Closing           Closing           Closing           Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- -------- --------- --------
January       *    January      *    January      *    January   29 1/4  January   27 13/16 January   41 1/2
February      *    February     *    February     *    February  28      February  31 3/8   February  38 3/4
March         *    March        *    March        *    March     27      March     34 13/16 March     34 13/16
April         *    April        *    April        *    April     25      April     31 1/2   April     40 7/8
May           *    May          *    May          *    May       30 3/4  May       26 7/8   May       35 1/8
June          *    June         *    June         *    June      34 3/4  June      24 1/16  June      49 3/8
July          *    July         *    July         *    July      32 5/8  July      26 7/8   July      72 3/4
August        *    August       *    August       *    August    33 1/2  August    16 1/2   August    85 5/8
September     *    September    *    September    *    September 46      September 25 3/4   September 98 7/16
October       *    October      *    October   18 1/4  October   36 5/8  October   24 1/2   October   88 1/8
November      *    November     *    November  19 1/2  November  34 3/8  November  25
December      *    December     *    December  20 3/16 December  31 1/8   December 24 3/8

      The closing price on November 22, 1999 was 89 1/4.

                                 ALKERMES, INC.

      Alkermes, Inc. develops products based on drug delivery technologies.
Alkermes focuses on controlled, sustained release of injectable drugs, as well as the delivery of drugs into the brain past the blood-brain barrier. Alkermes also focuses on the oral delivery of drugs, and the development of pharmaceutical products based on pulmonary drug delivery technologies.

           Closing           Closing           Closing           Closing           Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- -------- --------- --------
January    8       January   2 3/4   January    9 7/8  January   23 1/4  January   24 1/4   January   31 1/8
February   7 3/8   February  2 29/32 February   9 7/8  February  24 7/8  February  23 3/16  February  28 1/16
March      7       March     2 3/4   March      9 1/8  March     14      March     24 7/8   March     27 1/4
April      5 3/4   April     2 7/8   April     10 7/8  April     11      April     23 7/8   April     26 3/4
May        5 1/4   May       3 1/16  May       15 9/16 May       16 1/2  May       21 7/8   May       24 3/4
June       4 5/8   June      3 7/8   June      12 1/4  June      14 1/2  June      17 31/32 June      23 1/8
July       3 1/4   July      8 5/8   July      12 3/8  July      15 7/8  July      19 3/4   July      26 1/8
August     3 3/4   August    6 7/8   August    13 1/4  August    18 5/8  August    10 15/16 August    37 1/8
September  3 9/16  September 6 1/2   September 15 5/8  September 20 5/8  September 14 9/16  September 28 13/16
October    3 1/2   October   6 1/2   October   13 1/4  October   22 3/4  October   19 1/2   October   35 5/16
November   3 1/4   November  5 7/8   November  14 1/8  November  19 3/4  November  18 3/8
December   2 1/8   December  7 15/16 December  23 1/4  December  19 7/8  December  22 3/16

      The closing price on November 22, 1999 was 45.

                                   AMGEN INC.

      Amgen Inc. discovers, develops, manufactures and markets human therapeutics based on advanced cellular and molecular biology. Amgen focuses its research on secreted protein and small molecule therapeutics, with particular emphasis on neuroscience and cancer. Amgen concentrates product development in the areas of hematology, cancer, infectious disease, endocrinology, neurobiology and inflammation. Amgen effected a 2-for-1 stock split on its common stock in the form of a stock dividend to shareholders of record on November 5, 1999. The stock began trading on a split-adjusted basis on November 22, 1999. The following table is adjusted to account for this stock split.

           Closing           Closing            Closing            Closing            Closing            Closing
  1994      Price    1995     Price     1996     Price     1997     Price     1998     Price     1999     Price
---------  ------- --------- -------  --------- -------- --------- -------- --------- -------- --------- --------
January    6 3/32  January    7 61/64 January   15 1/32  January   14 3/32  January   12 1/2   January   31 61/64
February   5 7/32  February   8 5/8   February  14 15/16 February  15 9/32  February  13 9/32  February  31 7/32
March      4 25/32 March      8 27/64 March     14 17/32 March     13 31/32 March     15 7/32  March     37 7/16
April      5 1/16  April      9 3/32  April     14 3/8   April     14 23/32 April     14 29/32 April     30 23/32
May        5 53/64 May        9 1/16  May       14 7/8   May       16 23/32 May       15 1/8   May       31 5/8
June       5 23/64 June      10 1/16  June      13 1/2   June      14 17/32 June      16 11/32 June      30 7/16
July       6 7/32  July      10 41/64 July      13 21/32 July      14 11/16 July      18 23/64 July      38 7/16
August     6 19/32 August    11 31/32 August    14 9/16  August    12 25/64 August    15 7/32  August    41 19/32
September  6 21/32 September 12 15/32 September 15 25/32 September 11 63/64 September 18 57/64 September 40 3/4
October    6 31/32 October   12       October   15 21/64 October   12 5/16  October   19 41/64 October   39 7/8
November   7 19/64 November  12 13/32 November  15 7/32  November  12 25/32 November  18 13/16
December   7 3/8   December  14 27/32 December  13 19/32 December  13 17/32 December  26 9/64

      The closing price on November 22, 1999 was 48 3/16.

                              BIOCHEM PHARMA INC.

      BioChem Pharma Inc. researches and develops products for the prevention, detection and treatment of human diseases. In particular, BioChem focuses its research and development in the antiviral, anticancer, pain control, vaccine and the diagnostic product areas. One of the significant products being developed by BioChem is to be used for the treatment of patients with the HIV infection and forms of hepatitis B. BioChem markets and sells its products through its own sales and marketing force and through co-promotion and licensing arrangements with third parties.

           Closing            Closing            Closing            Closing            Closing            Closing
  1994      Price     1995     Price     1996     Price     1997     Price     1998     Price     1999     Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
January     6 15/32 January    7 25/64 January   21 7/8   January   27 29/32 January   20 25/64 January   28 11/16
February    5 17/32 February   6 27/32 February  23       February  26 23/64 February  22 5/16  February  24 9/16
March       4 31/32 March      7 61/64 March     20 25/64 March     21 3/8   March     24 3/64  March     21 5/16
April       4 17/32 April      7 61/64 April     22 5/8   April     17 57/64 April     25 19/64 April     20 3/4
May         4 17/32 May        8 57/64 May       22 7/8   May       24 39/64 May       26 7/64  May       19 1/8
June        4 9/32  June      10 7/8   June      18 61/64 June      22 1/8   June      26 1/2   June      18 3/4
July        4 13/32 July      12 5/16  July      14 55/64 July      28 23/32 July      23 15/16 July      21 5/8
August      5 7/32  August    14 63/64 August    17 9/32  August    25 51/64 August    15 5/16  August    25 59/64
September   5 5/32  September 15 27/32 September 19 61/64 September 31 21/64 September 18 3/8   September 23 15/16
October     5 15/32 October   19 1/64  October   21 3/16  October   24 59/64 October   21 11/16 October   20 9/16
November    5 29/32 November  19 9/64  November  21 19/64 November  25 23/64 November  24 3/8
December    6 7/32  December  19 61/64 December  24 63/64 December  20 49/64 December  28 5/8

      The closing price on November 22, 1999 was 24.

                                  BIOGEN, INC.

      Biogen, Inc. develops, manufactures and markets drugs for human health care. Biogen develops products used for the treatment of multiple sclerosis and kidney, inflammatory and cardiovascular diseases. Biogen's research is focused on molecular and cell biology, immunology and protein chemistry which can lead to developments in the understanding of disease processes and, as a result, the creation of new pharmaceuticals, developmental biology and gene therapy. Biogen sells "AVONEX" to treat relapsing forms of multiple sclerosis, hepatitis B vaccines and diagnostic equipment.

           Closing            Closing            Closing            Closing            Closing            Closing
  1994      Price     1995     Price     1996     Price     1997     Price     1998     Price     1999     Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
January    13 1/32  January    9 3/32  January   17 9/16  January   23 3/8   January   20 9/16  January   49 1/8
February   10 31/32 February  10 5/16  February  16 11/32 February  24 5/8   February  22 1/16  February  48 1/16
March       8 11/16 March      9 15/16 March     14 7/8   March     18 11/16 March     24 3/32  March     57 5/32
April       8 15/16 April      9 13/16 April     16 15/32 April     16       April     22 3/16  April     47 17/32
May         8 3/8   May       10 3/8   May       15 1/8   May       16 19/32 May       22       May       54 9/16
June        7 5/32  June      11 1/8   June      13 23/32 June      16 15/16 June      24 1/2   June      64 5/16
July       10 7/8   July      11 1/2   July      15 9/32  July      19 1/4   July      27 13/16 July      68 13/16
August     12 19/32 August    13 11/16 August    17 7/16  August    19 11/16 August    23 1/8   August    76 3/4
September  13 5/8   September 15       September 19       September 16 7/32  September 32 29/32 September 78 13/16
October    12 1/4   October   15 5/16  October   18 5/8   October   16 3/4   October   34 3/4   October   74 1/8
November    9 11/16 November  13 5/8   November  19 1/8   November  17 1/2   November  37 15/16
December   10 7/16  December  15 3/8   December  19 3/8   December  18 3/16  December  41 1/2

      The closing price on November 22, 1999 was 79 1/16.

                                CELERA GENOMICS

      Celera Genomics generates, sells, and supports information about genes and related information management and analysis software. Celera Genomics generates and commercializes genomic information to assist the understanding of biological processes and to assist pharmaceutical and biotechnology research entities in the drug development process and the interrelationship between genetic variability, disease and drug response. Currently, Celera Genomics' products include technologies that allow for the analysis of gene expression which can assist in the identification of genes that are affected by a disease or a particular treatment. Celera Genomics is also involved in the development of genotyping and genomic services for plant and animal breeding programs.

           Closing           Closing           Closing           Closing           Closing           Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price    1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- --------- -------
January       *    January      *    January      *    January      *    January      *    January      *
February      *    February     *    February     *    February     *    February     *    February     *
March         *    March        *    March        *    March        *    March        *    March        *
April         *    April        *    April        *    April        *    April        *    April     26 3/8
May           *    May          *    May          *    May          *    May          *    May       16 3/4
June          *    June         *    June         *    June         *    June         *    June      15 7/8
July          *    July         *    July         *    July         *    July         *    July      26 1/4
August        *    August       *    August       *    August       *    August       *    August    28 7/16
September     *    September    *    September    *    September    *    September    *    September 40
October       *    October      *    October      *    October      *    October      *    October   39 1/8
November      *    November     *    November     *    November     *    November     *
December      *    December     *    December     *    December     *    December     *

      The closing price on November 22, 1999 was 51 5/16.

                               CHIRON CORPORATION

      Chiron Corporation is involved in biopharmaceuticals (pharmaceutical products derived from a biological process rather than from an inorganic chemical process), vaccines and blood testing. Chiron's products include: "Proleukin," which is marketed as a treatment for metastatic renal cell carcinoma and metastatic melanoma; vaccines for, among other things, tetanus, meningococcus, flu and measles; tests used for screening and testing blood in blood banks; and treatment of diphtheria.

           Closing            Closing            Closing            Closing           Closing            Closing
  1994      Price     1995     Price     1996     Price     1997     Price    1998     Price     1999     Price
---------  -------- --------- -------- --------- -------- --------- ------- --------- -------- --------- --------
January    23 25/32 January   17 1/8   January   28 3/4   January   18 5/8  January   17 15/16 January   22 3/4
February   19 3/8   February  15 3/16  February  27 25/32 February  20 3/4  February  19 3/16  February  21 1/16
March      16 7/16  March     13 7/16  March     24 9/16  March     18 5/8  March     20 15/16 March     21 15/16
April      16 7/32  April     13 13/16 April     24 3/32  April     18 3/4  April     19 3/8   April     20 1/8
May        16       May       12 15/16 May       26 1/4   May       18 7/8  May       18 1/16  May       21 1/8
June       13 11/16 June      16 1/4   June      24 1/2   June      20 7/8  June      15 11/16 June      20 3/4
July       13 7/16  July      19 3/4   July      22       July      21      July      17       July      25 1/16
August     17 7/16  August    22 7/16  August    19 5/8   August    22 3/8  August    14 3/8   August    32 1/8
September  16 5/8   September 22 5/8   September 19       September 22 5/8  September 19 7/8   September 27 11/16
October    16 27/32 October   22 3/4   October   22 7/8   October   19 1/4  October   22 1/2   October   28 9/16
November   19 5/16  November  25 3/16  November  19 3/8   November  18 3/16 November  22 5/8
December   20 3/32  December  27 5/8   December  18 5/8   December  17      December  26 3/16

      The closing price on November 22, 1999 was 34 15/16.

                                  ENZON, INC.

      Enzon, Inc. develops, manufactures and markets enhanced therapeutics for life-threatening diseases. Enzon commercializes its technologies by developing and distributing products in cooperation with strategic partners. Enzon has developed products to treat children who are born without fully developed immune systems and that are used in the treatment of a certain form of leukemia.

           Closing           Closing           Closing           Closing           Closing           Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price    1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- --------- --------
January    4 7/8   January   2       January   3 11/16 January   2 61/64 January    5 1/2  January   14 3/8
February   4 7/8   February  2 1/2   February  4 3/4   February  2 3/4   February   5 5/8  February  13 7/8
March      4 5/16  March     2 1/4   March     4 1/4   March     2 9/16  March      6 7/8  March     14 3/4
April      3 1/4   April     2       April     4 3/8   April     2 7/8   April      6      April     13
May        3       May       2 3/8   May       4       May       2 1/2   May        5 3/8  May       14 3/8
June       2 3/4   June      2 3/8   June      3 1/2   June      2 1/4   June       6 3/8  June      20 11/16
July       2 9/16  July      3 3/8   July      2 11/16 July      2 3/4   July       6 9/16 July      24 1/8
August     2 7/16  August    3 1/4   August    2 3/8   August    3 13/16 August     4 1/16 August    33 3/4
September  3 1/8   September 3 3/4   September 2 3/8   September 4 7/8   September  6 5/8  September 30 1/2
October    2 1/4   October   2 5/8   October   2 1/2   October   6 1/8   October    6      October   29 5/16
November   2 1/8   November  2 3/16  November  2 7/16  November  5 15/16 November  12
December   1 3/4   December  2 1/8   December  2 15/16 December  5 1/2   December  13 9/16

      The closing price on November 22, 1999 was 35.

                                GENENTECH, INC.

      Genentech, Inc. uses human genetic information to discover, develop, manufacture and market human pharmaceuticals. Genentech focuses on the cardiovascular area and on oncology. Genetech's products are used for, among other things, the treatment of certain forms of breast cancer, lymphoma, and to assist with the treatment of cystic fibrosis. Genentech markets biotechnology products on its own and through licensing agreements. Genentech effected a 2-for-1 stock split on its common stock to shareholders of record on October 29, 1999. The stock began trading on a split-adjusted basis on November 3, 1999. The following table is adjusted to account for this stock split.

           Closing           Closing           Closing           Closing           Closing           Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price    1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- --------- -------
January      *     January     *     January     *     January     *     January     *     January   *
February     *     February    *     February    *     February    *     February    *     February  *
March        *     March       *     March       *     March       *     March       *     March     *
April        *     April       *     April       *     April       *     April       *     April     *
May          *     May         *     May         *     May         *     May         *     May       *
June         *     June        *     June        *     June        *     June        *     June      *
July         *     July        *     July        *     July        *     July        *     July      71
August       *     August      *     August      *     August      *     August      *     August    82 1/8
September    *     September   *     September   *     September   *     September   *     September 73 5/32
October      *     October     *     October     *     October     *     October     *     October   72 7/8
November     *     November    *     November    *     November    *     November    *
December     *     December    *     December    *     December    *     December    *

      The closing price on November 22, 1999 was 88 15/16.

                              GENZYME CORPORATION

      Genzyme Corporation develops and markets therapeutic and surgical products, as well as diagnostic services and products. Genzyme also develops and markets biological products and devices for the treatment of a genetic disorder called Gaucher disease, renal diseases, thyroid cancer and other conditions. Genzyme markets many of its products directly to physicians, hospitals and treatment centers around the world through its own sales force.

           Closing            Closing            Closing            Closing             Closing            Closing
  1994      Price     1995     Price     1996     Price     1997     Price     1998      Price     1999     Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- --------- --------- --------
January    14 15/16 January   16 51/64 January   36 5/32  January   26 11/16 January   25 47/64  January   53 39/64
February   13 19/64 February  18 15/32 February  32 7/8   February  24 17/32 February  283 33/64 February  44 17/64
March      12 31/64 March     18 15/32 March     26 13/64 March     21 7/16  March     30 55/64  March     49 5/8
April      13 17/32 April     20 3/8   April     26 51/64 April     22 1/32  April     29 53/64  April     37 9/64
May        13 19/64 May       17 5/8   May       27 3/4   May       22 3/4   May       26 13/32  May       39 29/32
June       12 3/16  June      19 1/16  June      23 15/16 June      26 7/16  June      24 21/32  June      48 1/2
July       13 15/32 July      23 15/32 July      23 45/64 July      26 9/32  July      30 11/32  July      56 9/16
August     15 55/64 August    26 5/8   August    22 3/4   August    27 1/8   August    26 1/32   August    56 7/16
September  15 63/64 September 27 41/64 September 24 19/64 September 28 11/16 September 34 27/32  September 45 1/16
October    15 9/32  October   27 3/4   October   21 59/64 October   26 13/32 October   40 9/16   October   38 1/4
November   13 7/8   November  31 3/32  November  21 11/16 November  25 55/64 November  41 3/8
December   15 1/64  December  29 23/32 December  20 47/64 December  26 49/64 December  48 15/16

      The closing price on November 22, 1999 was 37 1/16.

                             GILEAD SCIENCES, INC.

      Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics for viral diseases. Gilead developed and markets, in the United States, VISTIDE, which is used for the treatment of a sight-threatening viral infection in patients with acquired immune deficiency syndrome (AIDS). Gilead is also developing products to treat diseases caused by HIV, the hepatitis B virus and the influenza virus.

           Closing           Closing           Closing            Closing           Closing            Closing
  1994      Price    1995     Price    1996     Price     1997     Price    1998     Price     1999     Price
---------  ------- --------- ------- --------- -------- --------- ------- --------- -------- --------- --------
January    12 3/4  January   13      January   35 3/4   January   32 5/8  January   40 1/2   January   43
February   12      February  14 1/4  February  35 1/2   February  30 1/2  February  35 13/16 February  41 1/4
March      10 3/4  March     13      March     28 3/4   March     22 7/8  March     36       March     45 1/2
April       9      April     15      April     30 1/2   April     22 1/8  April     38       April     46 1/16
May         7 3/4  May       16 1/4  May       34 3/4   May       27 1/8  May       32 3/8   May       43 5/8
June        8 1/2  June      17 5/8  June      25 1/4   June      27 5/8  June      32 1/16  June      52 1/4
July        9 3/8  July      19      July      19       July      28 1/4  July      23 1/2   July      77 1/2
August     10 1/4  August    21 3/4  August    24 1/4   August    32 3/8  August    18 1/4   August    77 15/16
September  11 3/4  September 22      September 28 1/4   September 44 3/8  September 21 5/8   September 64 3/16
October     8 1/2  October   19 1/2  October   23 3/8   October   34 1/8  October   28 3/8   October   63 3/16
November   10 1/4  November  26 1/4  November  25 11/16 November  34 1/2  November  31 1/8
December    9 1/2  December  32      December  25       December  38 1/4  December  41 1/16

      The closing price on November 22, 1999 was 45 7/8.

                          HUMAN GENOME SCIENCES, INC.

      Human Genome Sciences, Inc. researches and develops proprietary pharmaceutical and diagnostic products based on the discovery and understanding of the medical utility of genes. Human Genome Sciences researches and develops recombinant therapeutic proteins, which are proteins that can be produced on a large scale and used as drugs to treat diseases. Using automated, high-throughput gene sequencing technology, Human Genome Sciences also generates a collection of partial human gene sequences in database format.

           Closing           Closing           Closing           Closing           Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price    1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- -------- --------- --------
January    20      January   14 1/8  January   43 1/2  January   46      January   37 7/8   January   33 3/8
February   16      February  12 1/2  February  41 5/8  February  38      February  42 1/2   February  29 7/8
March      16 1/4  March     12 5/8  March     38 1/2  March     32 1/2  March     39 13/16 March     34 11/16
April      17 1/2  April     12 5/8  April     39 3/4  April     31 3/8  April     36 3/8   April     37
May        19 1/2  May       15      May       36 5/8  May       38 3/4  May       36 1/2   May       42 1/4
June       19 1/4  June      16 3/4  June      36 3/4  June      33 1/4  June      35 11/16 June      39 1/2
July       16      July      24      July      30 3/4  July      32 3/8  July      37 1/2   July      52 1/16
August     16 1/2  August    22      August    34 1/8  August    37 1/4  August    24 3/4   August    68 1/16
September  16 1/2  September 21 3/4  September 37 3/4  September 43 1/16 September 30       September 73 3/4
October    17 1/2  October   19 5/8  October   36 1/2  October   41      October   34 5/8   October   87 3/8
November   17 1/2  November  27      November  37 1/4  November  41      November  31 1/4
December   14 3/4  December  38 1/4  December  40 3/4  December  39 3/4  December  35 9/16

      The closing price on November 22, 1999 was 112.

                                ICOS CORPORATION

      ICOS Corporation develops proprietary biopharmaceuticals and small molecule pharmaceuticals for the treatment of inflammatory diseases and other special medical conditions. ICOS's products address opportunities in the treatment of chronic and acute diseases that have inflammatory components as well as certain cardiovascular diseases and cancer. ICOS is developing and globally commercializing some of its products through a joint venture with Eli Lily & Company.

           Closing           Closing           Closing           Closing            Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- --------- --------
January    5 7/8   January    4 3/8  January   8 5/8   January    8       January   16 1/16  January   26 3/4
February   5 1/2   February   4 1/2  February  8 1/2   February   8 1/2   February  14 1/16  February  24 1/2
March      5       March      4 3/8  March     9 3/8   March      7 5/16  March     15 1/4   March     33 3/4
April      4 3/8   April      4 5/8  April     8 13/16 April      6 15/16 April     14 3/4   April     39 3/4
May        4 7/8   May        5 1/8  May       8 7/8   May        8 1/16  May       21 1/16  May       43 13/16
June       4 3/8   June       5 3/4  June      8 3/4   June       8 1/4   June      19 1/8   June      40 13/16
July       3 7/8   July       6 3/8  July      6 5/8   July       8 5/8   July      23 1/2   July      37 3/8
August     4 1/2   August     6 7/8  August    7 7/8   August     9 5/8   August    14 7/8   August    31 13/16
September  4 3/4   September  6 7/8  September 8 3/4   September 12 5/8   September 17 3/4   September 29 1/2
October    4 1/4   October    5 3/4  October   7 1/2   October   14       October   18 1/2   October   28 11/16
November   4 1/4   November   7      November  7 5/8   November  13 13/16 November  21 11/16
December   3 11/16 December   7 3/8  December  7 5/8   December  18 5/16  December  29 3/4

      The closing price on November 22, 1999 was 32 3/4.

                        IDEC PHARMACEUTICALS CORPORATION

      IDEC Pharmaceuticals Corporation is a biopharmaceutical company engaged primarily in the research, development and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases. IDEC's first commercial product, "Rtuxan", treats certain B-cell non-Hodgkin's lymphomas, which is a type of cancer of the lymphatic system. IDEC also develops products for the treatment of certain solid tumor cancers and various autoimmune diseases.

           Closing           Closing           Closing           Closing            Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- --------- --------
January    6 1/2   January    2 9/16 January   21 1/2  January   23 1/4   January   41 3/4   January    50 1/2
February   5 1/4   February   3 3/4  February  20 1/4  February  24 7/8   February  45 3/8   February   43 5/16
March      3 7/8   March      3 3/4  March     22 1/4  March     23 13/16 March     44 1/4   March      51 3/8
April      3 5/8   April      4      April     28 7/8  April     17 3/4   April     36       April      50 3/4
May        3 3/4   May        4 1/2  May       25 3/4  May       22 1/2   May       31 1/2   May        50 7/16
June       2 7/16  June       5 5/8  June      23 1/8  June      24 1/4   June      23 9/16  June       77 1/16
July       2 3/4   July       6 3/4  July      15 1/2  July      27 1/4   July      23 11/16 July       99 1/8
August     2 3/4   August     6 7/8  August    23 3/8  August    30 3/8   August    18       August     12 1/16
September  2 3/8   September  7 7/8  September 24      September 41 7/8   September 23 3/4   September  94 1/32
October    2 7/8   October   11 7/8  October   21 5/8  October   38 1/8   October   29 7/8   October   116 3/16
November   2 1/2   November  13 1/4  November  24 1/4  November  34 15/16 November  33 5/8
December   2 1/8   December  19 1/2  December  23 3/4  December  34 3/8   December  47

      The closing price on November 22, 1999 was 134 1/2.

                              IMMUNEX CORPORATION

      Immunex Corporation is a biopharmaceutical company that discovers, develops, manufactures and markets therapeutic products. Immunex's products are used to treat human diseases, including cancer, infectious diseases and immunological disorders such as rheumatoid arthritis. Immunex focuses on the discovery and development of molecules with potential applications for the treatment of asthma, cancer, multiple sclerosis, AIDS and certain inflammatory diseases.

           Closing           Closing           Closing           Closing            Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- --------- --------
January    4 13/16 January   3 13/16 January   4 3/32  January    5 3/64  January   13 47/64 January   39 1/32
February   3 15/16 February  4 3/16  February  4       February   7 1/16  February  14 25/32 February  35 3/8
March      3 1/2   March     4 5/16  March     4 1/32  March      6 5/8   March     16 27/32 March     41 5/8
April      3 11/32 April     3       April     3 29/32 April      6 31/32 April     17 5/32  April     47 1/4
May        3 7/16  May       3 1/4   May       3 7/8   May        7 27/32 May       15 7/16  May       65 1/16
June       3 3/16  June      3 1/4   June      3 13/32 June       9 1/16  June      16 9/16  June      63 23/32
July       3 1/4   July      3 1/2   July      3 5/32  July       9 9/16  July      17 11/16 July      56 7/16
August     3 13/16 August    3 7/8   August    3 9/32  August    10 15/16 August    12 21/32 August    67 5/16
September  3 7/16  September 3 9/16  September 3 1/4   September 16 13/16 September 13 27/32 September 43 3/8
October    3 3/8   October   3 3/16  October   3 3/8   October   16       October   17 17/64 October   63
November   4 1/16  November  4 9/64  November  3 3/8   November  14 9/32  November  23 1/32
December   3 23/32 December  4 1/8   December  4 7/8   December  13 1/2   December  31 29/64

      The closing price on November 22, 1999 was 72 1/2.

                                MEDIMMUNE, INC.

      MedImmune, Inc. is a biotechnology company that focuses on using advances in immunology and other biological sciences to develop products that address medical needs in areas such as infectious diseases, transplantation medicine, autoimmune diseases and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trial. One of MedImmune's products, Synagis, is used to prevent respiratory syncytial virus in high-risk pediatric patients. Respiratory syncytial virus is the leading cause of pneumonia and bronchiolitis in infants and children.

           Closing           Closing           Closing           Closing            Closing             Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price     1999      Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- --------- ---------
January    6 7/16  January   3 9/16  January   9 1/8   January   7 15/16  January   22 15/16 January    49 1/2
February   6 1/4   February  3 1/2   February  9 3/8   February  7 1/4    February  25 15/16 February   55
March      5 3/16  March     3 3/16  March     7 7/8   March     6 7/8    March     27 9/16  March      59 3/16
April      4 13/16 April     3 3/4   April     8 1/4   April     6 1/2    April     26 3/8   April      55 1/8
May        4 1/8   May       4 3/8   May       9 5/16  May       7 3/4    May       24 15/16 May        63 5/8
June       4 3/8   June      7 3/16  June      8 1/2   June      9 1/4    June      31 13/16 June        67 3/4
July       2 7/16  July      4 1/2   July      6 7/8   July      11 7/8   July      29 25/64 July       79 7/8
August     2 3/8   August    6 3/16  August    7       August    13 1/4   August    24 1/8   August    103 3/16
September  2 5/16  September 5 9/16  September 7 1/8   September 18 3/8   September 32 3/8   September  99 21/32
October    2 3/16  October   5 7/16  October   7 3/4   October   19 15/16 October   33 5/8   October   112
November   2 3/16  November  6 3/8   November  7 5/8   November  19 1/8   November  33 7/16
December   1 3/4   December  10      December  8 1/2   December  21 7/16  December  49 23/32

      The closing price on November 22, 1999 was 126 3/4.

                        MILLENNIUM PHARMACEUTICALS, INC.

      Millennium Pharmaceuticals, Inc. uses genetics, genomics (the study of genes and their function) and bioinformatics to identify the genes responsible for common, major diseases and to determine the gene's role in disease initiation and progression. Some of Millennium's disease targets include: obesity, type II diabetes, asthma & allergy, cardiovascular diseases, cancer, central nervous system disorders and osteoporosis.

           Closing           Closing           Closing           Closing            Closing            Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price     1999     Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- --------- --------
January       *    January     *     January      *    January   19 3/8   January   18 13/16 January   37 31/32
February      *    February    *     February     *    February  16 3/4   February  20 1/8   February  31 1/16
March         *    March       *     March        *    March     13 5/8   March     18 5/8   March     31 1/4
April         *    April       *     April        *    April     14 3/4   April     19       April     37 3/16
May           *    May         *     May       20 1/4  May       17 1/2   May       17 5/8   May       37 7/8
June          *    June        *     June      15 1/2  June      16 1/8   June      14 1/8   June      36
July          *    July        *     July      15 1/2  July      14 5/8   July      15       July      62 1/2
August        *    August      *     August    18 1/4  August    13 1/2   August    11 1/2   August    58 15/16
September     *    September   *     September 18 1/4  September 19 1/2   September 17 3/8   September 65
October       *    October     *     October   20 3/8  October   19 15/16 October   18 3/8   October   70 1/8
November      *    November    *     November  17 3/4  November  20       November  20 3/8
December      *    December    *     December  17 3/8  December  19       December  25 7/8

      The closing price on November 22, 1999 was 87 1/4.

                          PE CORP-PE BIOSYSTEMS GROUP

      PE Corp-PE Biosystems Group researches, develops, manufactures, sells and supports instrument systems, reagents and software for the pharmaceutical, biotechnology, environmental testing, food, human identification, agriculture and chemical manufacturing industries. PE Corp-PE Biosystems Group is also undertaking the sequencing of the human genome along with other model organisms. Building on the sequence data, it will seek to develop and compile biological and medical data to create an information portal for the life science and medical community.

           Closing            Closing            Closing            Closing            Closing            Closing
  1994      Price     1995     Price     1996     Price     1997     Price     1998     Price     1999     Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
January    19 1/2   January   13 3/4   January   23 5/8   January   34 15/16 January   29 1/2   January   47 17/32
February   18 13/16 February  14 5/16  February  23 1/8   February  35 1/2   February  36 19/32 February  47 3/8
March      16 11/16 March     14 9/16  March     27 1/16  March     32 3/16  March     36 5/32  March     48 17/32
April      14 1/2   April     15 9/16  April     27 7/16  April     36 5/16  April     34 3/16  April     54 1/16
May        14 9/16  May       17 3/8   May       26 1/2   May       38       May       34 1/4   May       55 27/32
June       14 3/4   June      17 11/16 June      24 1/8   June      39 25/32 June      31 3/32  June      57 3/8
July       14 3/16  July      17       July      26 1/8   July      40 13/16 July      29 5/16  July      56 1/16
August     14 15/16 August    17 1/16  August    25 15/16 August    37       August    28 15/16 August    68 13/16
September  15 11/16 September 17 13/16 September 28 15/16 September 36 17/32 September 34 11/32 September 72 1/4
October    14 3/4   October   17 9/16  October   26 13/16 October   31 1/4   October   42 5/32  October   64 7/8
November   13 13/16 November  18       November  30 13/16 November  34 25/32 November  46 5/8
December   12 13/16 December  18 7/8   December  29 7/16  December  35 17/32 December  48 25/32

      The closing price on November 22, 1999 was 81 1/16.

                           QLT PHOTOTHERAPEUTICS INC.

      QLT PhotoTherapeutics Inc. develops and commercializes proprietary pharmaceutical products for use in photodynamic therapy, a biotechnological field of medicine that utilizes light-activated drugs in the treatment of disease. QLT's products are derived from naturally-occurring substances in the human body which are modified to enable them to be activated by light. QLT currently provides "PHOTOFRIN," a photodynamic therapy drug used in the treatment of various cancers. QLT is also developing "Visudyne," a photosensitizer for the treatment of the wet form of age-related macular degeneration, the leading cause of severe vision loss in people over the age of
50. QLT has ongoing development programs to apply photodynamic therapy for the treatment of non-melanoma skin cancer and certain autoimmune and cardiovascular diseases. QLT effected a 2-for-1 stock split of its common shares in the form of a stock dividend to shareholders of record on October 8, 1999. The stock began trading on a split-adjusted basis on October 13, 1999. The following table is adjusted to account for this stock split.

           Closing           Closing           Closing            Closing            Closing           Closing
  1994      Price    1995     Price    1996     Price     1997     Price     1998     Price    1999     Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- ------- --------- --------
January    3 9/16  January   2 15/16 January   4 1/2    January   11 5/8   January   6 15/16 January   20 5/32
February   3 1/8   February  2 3/4   February  6        February  13 15/32 February  7 3/16  February  19 1/2
March      3 1/8   March     2 1/2   March     6 1/2    March     10 3/8   March     8 11/16 March     20 3/8
April      3 9/16  April     2 11/16 April     10 1/4   April     11 9/16  April     8 11/16 April     22 27/32
May        3 9/16  May       2 45/64 May       10 11/16 May       11 5/16  May       9 3/4   May       21 7/8
June       2 3/4   June      2 11/16 June      9 1/4    June      10 1/2   June      8 3/8   June      27 1/2
July       3 1/4   July      3 1/2   July      7 11/32  July      10 3/16  July      8       July      32
August     3 9/16  August    3 3/16  August    8 3/8    August    9 9/16   August    6 1/4   August    40 15/16
September  3 3/8   September 3 1/2   September 9 7/64   September 8 7/32   September 5 7/8   September 38 7/32
October    3 11/32 October   3       October   8 15/16  October   8 11/16  October   7 47/64 October   42 3/8
November   3 5/16  November  3 13/16 November  9 11/16  November  6        November  7 29/32
December   2 13/16 December  5 1/16  December  10 1/16  December  5 9/16   December  11 3/8

      The closing price on November 22, 1999 was 44 3/4.

                                 SEPRACOR INC.

      Sepracor Inc. is a specialty pharmaceutical company that focuses on the development and commercialization of potentially improved versions of widely-prescribed drugs. Sepracor's Improved Chemical Entities pharmaceuticals are being developed as proprietary, single-isomer or active-metabolite versions of these drugs. Sepracor genetically re-engineers these popular drugs. For example, it uses biological systems (i.e., enzymes) to purify the mixture of two isomers common in many drugs into compounds containing a single isomer. These re-engineered pharmaceuticals are designed to improve patient outcome through reduced side effects, increased therapeutic efficacy, or improved dosage forms. Sepracor's portfolio focuses on the allergy/asthma, urology/gastroenterology and psychiatry/neurology markets.

           Closing           Closing           Closing           Closing            Closing           Closing
  1994      Price    1995     Price    1996     Price    1997     Price     1998     Price    1999     Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- ------- --------- -------
January    8 1/2   January   6 1/4   January   18 5/8  January   26 1/2   January   35 1/8  January   114 3/4
February   8 5/8   February  7 1/2   February  15 1/2  February  24 1/8   February  40 1/4  February  124 3/4
March      7       March     10 1/8  March     14 5/8  March     23 1/16  March     42 5/8  March     112 1/4
April      5 1/2   April     9 43/64 April     14      April     19 1/2   April     46 1/4  April     84 1/2
May        6       May       12      May       14 5/8  May       24 1/2   May       43      May       63 3/4
June       5 5/8   June      13 1/2  June      15      June      25 13/16 June      41 1/2  June      81 1/4
July       5 3/8   July      14 7/8  July      13 1/2  July      25 1/8   July      54      July      73 1/2
August     4 3/4   August    18 3/4  August    13 1/4  August    22       August    47 5/8  August    74 7/8
September  4 13/14 September 21 5/8  September 14 1/8  September 32 7/8   September 65 3/4  September 75 1/2
October    5 5/16  October   16 7/8  October   16 1/4  October   35 7/8   October   68 5/8  October   83 3/16
November   3 7/8   November  16      November  16 5/8  November  36 7/8   November  83
December   4 1/8   December  18 3/8  December  16 5/8  December  40 1/16  December  88 1/8

      The closing price on November 22, 1999 was 107.

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                         [LOGO OF BIOTECH HOLDRs](SM)

                       1,000,000,000 Depositary Receipts
                           Biotech HOLDRs(SM) Trust

                              -------------------

                              P R O S P E C T U S

                              -------------------

                              Merrill Lynch & Co.

                               November 22, 1999

      Until December 17, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the offered Biotech HOLDRs, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

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